SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported) November 8, 2002

CALYPTE BIOMEDICAL CORPORATION.
Exact name of Registrant as specified in its Charter)

DELAWARE
(State or other jurisdiction of incorporation)

000-20985	06-1226727
Commission File No.	I.R.S. Employer Identification

1265 Harbor Bay Parkway, Alameda, CA	94502
Address of principal executive offices	Zip Code

(510) 749-5100
Registrant’s telephone number, including area code

ITEM 5.    OTHER EVENTS

As previously disclosed, in May of 2002, the Registrant (the “Company”) entered into an arrangement with Cataldo Investment Group, a group of non-affiliated investors, referred to under the acronym (“CIG”) to arrange for up to $5,000,000 in financing for the Company on or before May 17, 2003. At the present time, financing in excess of $5,000,000 attributed to CIG has been obtained. Annexed hereto as Exhibit 10.115 is a copy of the CIG arrangement. In that regard, the Company incorporates, by reference, its 8-K Report filed on July 17, 2002 and its 10-Q Report for the period ending June 30, 2002, with respect to the financing arrangements previously attributed to CIG.

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In addition to the previously reported financing transactions and supplementing the CIG commitment, on September 12, 2002 the Company entered into a financing agreement with Mercator Momentum Fund LP (“Mercator”). The Mercator Agreement provided for a credit facility up to the sum of $2,000,000 at 12% interest per annum due on September 12, 2004 or in the event of sale or merger of the Company. In connection with the Mercator financing agreement, a convertible promissory note issued to Mercator further provides for a conversion feature wherein Mercator can convert principal and interest due on the debt obligation to shares of common stock of the Company at the average of the lowest three inter-day trading prices over the twenty (20) consecutive trading days immediately prior to the conversion. The conversion price will be equal to eighty-five percent (85%) of the trading market price, with a floor of $.05 per share.

The terms of financing further provided for the Company to pay a commitment fee of ten percent (10%) of the total credit facility on closing of the initial $550,000 traunch. Additionally, the Company further granted registration rights for the underlying shares of the debenture and agreed to file a Registration Statement within 45 days, registering 200% of the amount of common stock necessary for conversion of the initial funding ($550,000). The Agreement also provided that, in the event of a default with respect to the Company’s failure to file a Registration Statement, which Registration Statement is not approved within 90 days thereafter, the Company shall issue to Mercator 10,000 shares of the Company’s common stock a day for the time of the default until said default is corrected up to the lower of 18% per annum or the highest rate permitted by law. The Company subsequently amended the Mercator Debenture to extend the default in the registration provision for 45 days.

The Company issued 500,000 shares of its restricted common stock on closing to Mercator as part of the funding costs, and also agreed to register the shares without cost to Mercator. Annexed hereto and marked as Exhibit 10.116 is a copy of the Mercator Term Sheet and form of Registration Rights Agreement.

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On August 28, 2002, an aggregate of $400,000 was invested in the Company by Caledonia Corporate Group, Ltd. (“Caledonia”) and Careen Ltd. (“Careen”). Caledonia purchased 4,000,000 restricted shares of common stock of the Company at $.05 per share in a Regulation S transaction, and Careen purchased 4,000,000 restricted shares of the Company’s common stock at $.05 per share in a Regulation S transaction. In connection with the transactions, the Company agreed to pay Brigand Capital Corp. a ten percent (10%) financial consulting fee or the sum of $40,000, and granted cost-free registration rights to Caledonia and Careen. The form of the subscription agreement is annexed hereto as Exhibit 10.117.

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On June 17, 2002, the Company sold a $100,000 8% convertible debenture to Ms. Su So in a Regulation S transaction that was subsequently converted into 1,100,000 shares of restricted common stock. On July 3, 2002, the Company sold a $100,000 8% convertible debenture to Mr. Jason Arasheben in a Regulation S transaction that was subsequently converted into 474,493 shares of restricted common stock. The Company agreed to pay a finder’s fee of ten percent (10%) for each transaction to Mr. Blake Ransom. The Company granted cost-free best efforts registration rights to the purchasers.

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In connection with the previously reported 8% convertible note transactions on Form 8-K (July 17, 2002) totaling $2,625,000, the Company reported in its Form 10-Q for the quarter ended June 30, 2002 that it had issued an additional $250,000 of such notes. On August 21, 2002, the Company issued an additional $250,000 of such notes, so that as of November 8, 2002, the Company had issued a total of $3,125,000 of 8% convertible notes. In conjunction with these transactions, the Company paid a 15% finder’s fee to Bi-Coastal Consulting Corporation (“Bi-Coastal”) or the sum of $418,750. Annexed hereto as Exhibit 10.118 is a copy of the subscription agreement.

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The Company further incorporates by reference prior reports filed with respect to the Townsbury, Ltd. (“Townsbury”) equity credit line transaction. In connection with the Townsbury equity credit line, the Company paid finder’s fee of five percent (5%) or $70,000 to Bi-Coastal, as a result of the draw-down on the Company’s equity credit line with Townsbury.

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As previously reported in the Company’s Form 10-Q for the period ended June 30, 2002, the Company issued a ten percent (10%) convertible promissory note to BNC Bach International Ltd. in a Regulation S transaction. A finder’s fee of ten percent (10%) was paid to Bi-Coastal in connection with this transaction.

EXHIBITS

10.115	Investment Commitment Arrangement with Cataldo Investment Group;

10.116	Term Sheet for Mercator Momentum Fund LP and Registration Rights Agreement;

10.117	Form of Subscription Agreement under Regulation S for Caledonia Corporate Group Ltd. and Careen Ltd.

10.118	Bi-Coastal Consulting, Inc. Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant

has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	Alameda, California
November 12, 2002

CALYPTE BIOMEDICAL CORPORATION
(Registrant)

/S/ ANTHONY J. CATALDO
ANTHONY J. CATALDO Executive Chairman